Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum offering price	Amount of registration fee
Senior Debt Securities	$323,401,000.00	$40,263.42

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-213383-04

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 28, 2017)

$325,000,000

PECO Energy Company

First and Refunding Mortgage Bonds, 3.900% Series due 2048

PECO Energy Company is offering $325,000,000 First and Refunding Mortgage Bonds, 3.900% Series due 2048 (the Bonds). The per annum interest rate on the Bonds will be 3.900%. The Bonds will mature on March 1, 2048.

Interest on the Bonds is payable semi-annually in arrears on September 1 and March 1 of each year, beginning on September 1, 2018.

We may redeem some or all of the Bonds at any time at the applicable redemption price described under the caption “Description of Bonds and First and Refunding Mortgage—Redemption at Our Option.”

The Bonds will be secured equally with all other mortgage bonds outstanding or hereafter issued under our First and Refunding Mortgage. There is no sinking fund for the Bonds.

Please see “Risk Factors” on page S-3 of this prospectus supplement for a discussion of factors you should consider in connection with a purchase of the Bonds.

	Per Bond	Total

Public Offering Price (1)	99.508%	$323,401,000

Underwriting Discount	0.875%	$2,843,750

Proceeds, before expenses, to PECO Energy Company	98.633%	$320,557,250

(1)	Plus accrued interest from February 23, 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Bonds are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company, including Clearstream Banking, société anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about February 23, 2018.

Joint Book-Running Managers

Mizuho Securities	US Bancorp	Wells Fargo Securities

PNC Capital Markets LLC

Senior Co-Manager

BNY Mellon Capital Markets, LLC

Co-Managers

Academy Securities	C.L. King & Associates	Ramirez & Co., Inc.

The date of this prospectus supplement is February 15, 2018.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the Bonds, before you make your investment decision. This prospectus supplement, the accompanying prospectus and any free-writing prospectus required to be filed with the Securities and Exchange Commission (SEC) that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these Bonds in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about PECO Energy Company and about the Bonds. This prospectus supplement and the accompanying prospectus also refer to information contained in other documents that we file with the SEC. To the extent the information in this prospectus supplement is inconsistent with information in the prospectus, you should rely on this prospectus supplement.

PECO Energy Company is a subsidiary of Exelon Corporation (Exelon). The accompanying prospectus also includes information about Exelon and its affiliates Exelon Generation Company, LLC (Generation), Commonwealth Edison Company (ComEd), Baltimore Gas and Electric Company (BGE), Potomac Electric Power Company (Pepco), Delmarva Power & Light Company (DPL), Atlantic City Electric Company (ACE) and their securities, which does not apply to us or the Bonds. The Bonds are solely our obligations and not obligations of Exelon or of any of our affiliates.

Unless the context otherwise indicates, when we refer to “PECO,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean PECO Energy Company and, unless the context otherwise indicates, not any of our subsidiaries or affiliates.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of PECO’s 2017 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 23; and (c) other factors discussed herein and in other filings with the SEC by PECO, as applicable. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

PECO ENERGY COMPANY

PECO is a subsidiary of Exelon, and is engaged principally in the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia. PECO is a public utility under the Pennsylvania Public Utility Code subject to regulation by the Pennsylvania Public Utility Commission as to electric and gas distribution rates and service, the issuances of certain securities and certain other aspects of PECO’s operations. PECO is a public utility under the Federal Power Act subject to regulation by Federal Energy Regulatory Commission as to transmission rates and certain other aspects of PECO’s business and by the U.S. Department of Transportation as to pipeline safety and other areas of gas operations. Specific operations of PECO are subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, PECO is also subject to North American Electric Reliability Corporation mandatory reliability standards.

PECO’s combined electric and natural gas retail service territory has an area of approximately 2,100 square miles and an estimated population of 4.6 million. PECO provides electric distribution service in an area of approximately 1,900 square miles, with a population of approximately 4.0 million, including approximately 1.6 million in the City of Philadelphia. PECO provides natural gas distribution service in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the City of Philadelphia, with a population of approximately 3.1 million. PECO delivers electricity to approximately 1.6 million customers and natural gas to approximately 500,000 customers.

PECO was incorporated in the Commonwealth of Pennsylvania in 1929. PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, PA 19103, and its telephone number is 215-841-4000.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary information together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,
	2017	2016	2015
	($ in millions)
Income Statement Data
Operating revenues	$2,870	$2,994	$3,032
Operating income	655	702	630
Net income on common stock	434	438	378
Cash Flow Data
Cash interest paid, net of amount capitalized (a)	$(103)	$(104)	$(94)
Capital expenditures (b)	(732)	(686)	(601)
Net cash flows provided by operating activities	755	829	770
Net cash flows used in investing activities	(597)	(798)	(588)
Net cash flows provided by (used in) financing activities	50	(263)	83

	As of December 31,
	2017	2016	2015
	($ in millions)
Balance Sheet Data
Property, plant and equipment, net	$8,053	$7,565	$7,141
Regulatory assets, including current portion	410	1,710	1,617
Total assets	10,170	10,831	10,367
Long-term debt, including due within one year (a)	2,903	2,580	2,580
Long-term debt to financing trusts (a)	184	184	184
Total liabilities	6,593	7,416	7,131
Total shareholder’s equity	3,577	3,415	3,236

(a)	Amounts owed to PECO Energy Capital Trust IV and PECO Energy Capital Trust III at December 31, 2017, 2016 and 2015 are recorded as debt to financing trusts within PECO’s consolidated balance sheet.

(b)	These amounts include investment in plant and plant removals, net.

RATIO OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges:

	Years Ended December 31,
	2013	2014	2015	2016	2017
Ratio of earnings to fixed charges	5.6	5.0	5.4	5.6	5.1

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

RISK FACTORS

Your investment in the Bonds will involve certain risks. You should carefully consider the following discussion and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference in this prospectus supplement and the accompanying prospectus, the factors listed under “Forward Looking Statements” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the Bonds. See “Where You Can Find More Information.”

There is no public market for the Bonds.

We can give no assurances concerning the liquidity of any market that may develop for the Bonds offered hereby, the ability of any investor to sell any of the Bonds, or the price at which investors would be able to sell them. If a market for the Bonds does not develop, investors may be unable to resell the Bonds for an extended period of time, if at all. If a market for the Bonds does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of their Bonds. Consequently, investors may not be able to liquidate their investments readily, and lenders may not readily accept the Bonds as collateral for loans.

USE OF PROCEEDS

We expect to receive the net proceeds from the sale of the Bonds of approximately $319,957,250 after deducting the underwriting discount and other estimated fees and expenses. The net proceeds from the sale of the Bonds will be used to refinance at maturity a portion of the $500 million aggregate principal amount of our 5.35% first and refunding mortgage bonds due March 1, 2018, the remainder of which will be funded through available cash balances. Pending such use, we may temporarily invest such proceeds in short-term interest-bearing obligations.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2017, and as adjusted to give effect to the issuance and sale of the Bonds and the use of the net proceeds from this offering as set forth under “Use of Proceeds” above. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted
	($ in millions)
Cash and cash equivalents	$271	$96
Long-term debt:
First and refunding mortgage bonds, including current maturities (1)	$2,903	$2,728
Long-term debt to financing trusts	184	184
Total shareholders’ equity	3,577	3,577

Total capitalization, including current portion	$6,664	$6,489

(1)	Includes $500 million of our first mortgage bonds due March 1, 2018 that will be refinanced at maturity using a portion of the proceeds of this offering, together with available cash balances. See “Use of Proceeds.”

DESCRIPTION OF THE BONDS AND FIRST AND REFUNDING MORTGAGE

The following description of the particular terms of the offered Bonds is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. References in this description of the Bonds and our First and Refunding Mortgage (Mortgage) to “we,” “our,” “us” or the “Company” are to PECO Energy Company only and not its subsidiaries and references to “mortgage bonds” means first and refunding mortgage bonds issued under the Mortgage, including the offered Bonds.

Securities Offered

The Bonds will be issued under our Mortgage as proposed to be further supplemented by a supplemental mortgage indenture relating to the Bonds. The Bonds will initially be limited in aggregate principal amount to $325,000,000. We may issue additional mortgage bonds under our Mortgage with the same priority as the Bonds offered by this prospectus supplement, including mortgage bonds having the same series designation and terms (except for the public offering price, the issue date and, in some cases, the first interest payment date) as the Bonds offered by this prospectus supplement, without the approval of the holders of the outstanding mortgage bonds issued under our Mortgage, including the Bonds offered by this prospectus supplement. The Bonds will be secured equally with all other mortgage bonds outstanding or hereafter issued under our Mortgage. The Bonds will be issued in book-entry form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, Maturity and Interest

Interest on the Bonds will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2018, until the principal is paid or made available for payment.

Interest on the Bonds will accrue from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Bonds will mature on March 1, 2048.

The record date for determining the registered holders of the Bonds entitled to interest payments shall be the date that is fourteen calendar days prior to any interest payment date for the Bonds. Only the registered holder on such record date will be entitled to receive a payment, notwithstanding any transfer of the Bonds subsequent to such record date.

Redemption at Our Option

At any time prior to September 1, 2047 (i.e. six months prior to the maturity date of the Bonds), we may, at our option, redeem the Bonds in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the Bonds to be redeemed, plus accrued interest to the redemption date, or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be redeemed that would be due if such bonds matured on September 1, 2047, but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest to the redemption date.

At any time on or after September 1, 2047, we may, at our option, redeem the Bonds in whole or in part at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus accrued interest to the redemption date.

We will mail notice of any redemption at least 30 days, but not more than 45 days before the redemption date to each registered holder of the Bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Bonds or portions of the Bonds called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Mizuho Securities USA LLC, Wells Fargo Securities, LLC and a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by U.S. Bancorp Investments, Inc. and their respective successors and affiliates, in each case, unless such entity ceases to be a Primary Treasury Dealer, in which case the Company shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Form

We will issue the Bonds in the form of one or more global bonds in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange

Act of 1934, as amended (Exchange Act). DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the Bonds by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of Bonds under the DTC system must be made by or through direct participants, which will receive a credit for the Bonds in DTC’s records. The ownership interest of each actual purchaser of Bonds is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the Bonds will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all Bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Bonds; DTC’s records reflect only the identity of the direct participants to whose accounts such Bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global bonds from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the Bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global bonds, such nominee for all purposes will be considered the sole owner or holder of the Bonds for all purposes under the Mortgage. Except as provided below, beneficial owners will not be entitled to have any of the Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders thereof under the Mortgage.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Bonds. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the Bonds at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the Bonds has occurred and is continuing, Bonds certificates in fully registered form are required to be printed and delivered to beneficial owners of the global bonds representing such Bonds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Bonds to or receiving interests in the Bonds from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the Bonds received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the Bonds, or payments to, or the providing of notice to direct participants or beneficial owners.

Security

The Bonds will be secured equally with all other mortgage bonds outstanding or hereafter issued under our Mortgage by the lien of our Mortgage, subject to (1) minor exceptions and certain excepted encumbrances that are defined in the Mortgage and (2) the Mortgage trustee’s prior lien for compensation and expenses, which constitutes a first lien on substantially all of our properties. Our Mortgage does not constitute a lien on any property owned by our subsidiaries or affiliates. Our properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings.

We may not issue securities which will rank ahead of the mortgage bonds as to security. We may acquire property subject to prior liens. If such property is made the basis for the issuance of additional mortgage bonds after we acquire it, all additional mortgage bonds issued under the prior lien must be pledged with the Mortgage trustee as additional security under our Mortgage.

Authentication and Delivery of Additional Bonds

Our Mortgage permits the issuance from time to time of additional mortgage bonds, without limit as to aggregate amount. Additional mortgage bonds of any series may be issued, subject to the provisions of the Mortgage, in principal amount equal to:

(1)	the principal amount of underlying mortgage bonds secured by a prior lien upon property acquired by us after March 1, 1937 and deposited with the Mortgage trustee under the Mortgage;

(2)	the principal amount of any such underlying mortgage bonds redeemed or retired, or for the payment, redemption or retirement of which funds have been deposited in trust;

(3)	the principal amount of mortgage bonds previously authenticated under the Mortgage on or after March 1, 1937, which have been delivered to the Mortgage trustee;

(4)	the principal amount of mortgage bonds previously issued under the Mortgage on or after March 1, 1937, which are being refunded or redeemed, if funds for the refunding or redemption have been deposited with the Mortgage trustee;

(5)	an amount not exceeding 60% of the actual cost or the fair value, whichever is less, of the net amount of permanent additions to the property subject to the lien of the Mortgage, made or acquired after November 30, 1941, and of additional plants or property acquired by us after November 30, 1941, and to be used in connection with its electric or gas business as part of one connected system and located in Pennsylvania or within 150 miles of Philadelphia; and

(6)	the amount of cash deposited with the Mortgage trustee, which cash shall not at any time exceed $3,000,000 or 10% of the aggregate principal amount of mortgage bonds then outstanding under the Mortgage, whichever is greater, and which cash may subsequently be withdrawn to the extent of 60% of capital expenditures, as described in clause (5) above.

No additional mortgage bonds may be issued under our Mortgage as outlined in clauses (5) and (6) and, in certain cases, clause (3) above, unless the net earnings test of the Mortgage is satisfied. The net earnings test of the Mortgage, which relates only to the issuance of additional mortgage bonds, requires for 12 consecutive calendar months, within the 15 calendar months immediately preceding the application for such mortgage bonds, that our net earnings, after deductions for amounts set aside for renewal and replacement or depreciation reserves and before provision for income taxes, must have been equal to at least twice the annual interest charges on all mortgage bonds outstanding under the Mortgage (including those then applied for) and any other Bonds secured by a lien on our property.

Release and Substitution of Property

While no event of default exists, we may obtain the release of the lien of the Mortgage on mortgaged property which is sold or exchanged if (1) we deposit or pledge cash or purchase money obligations with the Mortgage trustee, or (2) in certain instances, if we substitute other property of equivalent value. The Mortgage also contains certain requirements relating to our withdrawal or application of proceeds of released property and other funds held by the Mortgage trustee.

Corporate Existence

We may consolidate or merge with or into or convey, transfer or lease all, or substantially all, of the mortgaged property to any corporation lawfully entitled to acquire or lease and operate the property, provided that: such consolidation, merger, conveyance, transfer or lease in no respect impairs the lien of the Mortgage or any rights or powers of the Mortgage trustee or the holders of the outstanding mortgage bonds; and such successor corporation executes and causes to be recorded a supplemental indenture which assumes all of the terms, covenants and conditions of the Mortgage and any indenture supplement thereto.

The Mortgage does not contain any covenant or other provision that specifically is intended to afford holders of our mortgage bonds special protection in the event of a highly leveraged transaction. The issuance of long-term debt securities by us requires the approval of the Pennsylvania Public Utility Commission.

Defaults

Events of default are defined in the Mortgage as (1) default for 60 days in the payment of interest on mortgage bonds or sinking funds deposits under the Mortgage, (2) default in the payment of principal of Bonds under the Mortgage at maturity or upon redemption, (3) default in the performance of any other covenant in the Mortgage continuing for a period of 60 days after written notice from the trustee, and (4) certain events of bankruptcy or insolvency of our company.

Upon the authentication and delivery of additional mortgage bonds or the release of cash or property, we are required to file documents and reports with the Mortgage trustee with respect to the absence of default.

Rights of Bondholders upon Default

Upon the occurrence of an event of default, the Mortgage trustee may, or if requested by the holders of a majority in principal amount of all of the outstanding mortgage bonds must, accelerate the maturity of the mortgage bonds and enforce the lien of the Mortgage. Prior to any sale of mortgaged property by the Mortgage trustee under the Mortgage, and upon the remedying of all defaults, any such acceleration of the maturity of the mortgage bonds may be annulled by the holders of at least a majority in principal amount of all the outstanding mortgage bonds. The Mortgage permits the Mortgage trustee to require indemnity before proceeding to enforce the lien of the Mortgage.

Amendments

We and the Mortgage trustee may amend the Mortgage without the consent of the holders of the mortgage bonds: (1) to subject additional property to the lien to the Mortgage; (2) to define the covenants and provisions permitted under or not inconsistent with the Mortgage; (3) to add to the limitations of the authorized amounts, date of maturity, method, conditions and purposes of issue of any Bonds issued under the Mortgage; (4) to evidence the succession of another corporation to us and the assumption by a successor corporation of our covenants and obligations under the Mortgage; or (5) to make such provision in regard to matters or questions arising under the Mortgage as may be necessary or desirable and not inconsistent with the Mortgage.

We and the Mortgage trustee may amend the Mortgage or modify in any manner the rights of the holders of the mortgage bonds with the written consent of at least 66 2/3% of the principal amount of the mortgage bonds then outstanding; provided, that no such amendment shall, without the written consent of the holder of each outstanding mortgage bond affected thereby: (1) change the date of maturity of the principal of, or any installment hereof on, any mortgage bond, or reduce the principal amount of any mortgage Bond or the interest thereon or any premium payable on the redemption thereof, or change any place of payment where, or currency in which, any mortgage bond or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the date of maturity thereof; or (2) reduce the percentage in principal amount of the outstanding mortgage bonds, the consent of whose holders is required for any amendment, waiver of compliance with the provisions of the Mortgage or certain defaults and their consequences; or (3) modify any of the amendment provisions or Section 22 of Article VIII (relating to waiver of default), except to increase any such percentage or to provide that certain other provisions of the Mortgage cannot be modified or waived without the consent of the holder of each mortgage bond affected thereby.

Governing Law

The Mortgage is governed by the laws of the Commonwealth of Pennsylvania.

Mortgage Trustee

U.S. Bank National Association, the trustee under the Mortgage, is the registrar and disbursing agent for our mortgage bonds. U.S. Bank National Association is also our depository, from time to time makes loans to us and is trustee for senior unsecured notes of our affiliate, Generation.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of the Bonds. This discussion deals only with Bonds that are beneficially held as capital assets (as that term is defined in section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by a purchaser of the Bonds at their original offering price when originally offered by us. The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Ballard Spahr LLP.

This discussion is based on the Code, regulations issued under the Code and associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. The Code, regulations and interpretations, however, may change at any time, and any change could be retroactive. This discussion does not purport to deal with all aspects of the United States federal income tax consequences to purchasers of the Bonds in light of their particular circumstances. It also does not address the United States federal income tax consequences applicable to beneficial owners of Bonds subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, banks, thrifts and other financial institutions, pension funds, individual retirement accounts, or other tax-deferred accounts, real estate investment trusts, regulated investment companies, dealers or traders in securities, currencies or notional principal contracts, persons holding a Bond as a position in a straddle, hedging, constructive sale or conversion transaction, or who mark their securities to market for federal income tax purposes, partners or other owners in partnerships or other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies” and their shareholders, government instrumentalities, certain part-year nonresident aliens, former citizens or residents of the United States, or “United States persons” (within the meaning of the Code) whose functional currency is other than the United States dollar). Accordingly, potential purchasers of the Bonds should consult their own tax advisors regarding the United States federal income tax consequences to them of the ownership and disposition of the Bonds in their particular circumstances.

This discussion does not address United States federal estate and gift tax consequences, alternative minimum tax consequences, any foreign, state or local tax consequences, tax treaties or any other non-income tax consequences of the ownership and disposition of the Bonds to the beneficial owner of a Bond. Accordingly, prospective purchasers of the Bonds also should consult their own tax advisors with respect to the consequences to them of any such other taxes.

There can be no assurance that a change in law, potentially with retroactive effect, will not alter significantly the tax considerations described in this discussion. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or the IRS, with respect to any of the tax consequences discussed below and no assurances can be given that the IRS will not successfully assert contrary positions.

If an entity or an arrangement treated as a partnership (or other flow-through entity) for United States federal income tax purposes holds a Bond, the tax consequences to a partner or other owner of the entity will generally depend upon the status of the partner (or other owner) and the activities of such entity. Accordingly, this summary does not apply to partnerships (or other flow-through entities). Partners or other owners in an entity or arrangement treated as a partnership (or other flow-through entity) holding a Bond should consult their tax advisors regarding the United States federal income tax consequences to them of the acquisition, ownership and disposition by the partnership (or other flow-through entity) of the Bonds.

Pursuant to recently enacted legislation, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. To the extent this rule is inconsistent with the rules described below, this rule supersedes such rules. Thus, this rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the bonds prior to the time such income would be recognized pursuant to the rules described below. Potential investors in the bonds should consult their tax advisors regarding the potential applicability of these rules to their investment in the bonds.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will generally apply to a U.S. Holder. As used herein, the term U.S. Holder means a beneficial owner of a Bond that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if such trust has in effect a valid election to continue to be treated as a “United States person” (within the meaning of the Code) for U.S. federal income tax purposes or if (1) a court within the U.S. is able to exercise primary supervision over its administration and (2) one or more “United States persons” have the authority to control all of the substantial decisions of such trust.

Stated Interest

In general, stated interest on a Bond will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

It is expected, and this discussion assumes, that the Bonds will not be issued with more than a de minimis amount of “original issue discount” for U.S. federal income tax purposes. If, however, a Bond’s stated principal amount exceeds its issue price by an amount that is equal to or greater than a specified de minimis amount (1/4 of 1 percent (0.25%) of the stated principal amount multiplied by the number of complete years to maturity from the issue date), a U.S. Holder (whether a cash method or accrual basis taxpayer) will be required to include the excess in income as “original issue discount,” as it accrues, in accordance with a constant-yield-to-maturity method based on a compounding of interest, before the U.S. Holder receives cash payments attributable to this income (and a U.S. Holder’s tax basis should be increased by the amount of such accrued “original issue discount”).

Taxable Disposition of a Bond

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Bond, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (a) the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (except to the extent the cash or property is attributable to accrued and unpaid stated interest, which will be treated as a payment of interest and taxed in the manner described above under “—Interest” to the extent not previously included in income) and (b) the U.S. Holder’s adjusted tax basis in the Bond. In general, a U.S. Holder’s adjusted tax basis in a Bond will be equal to the initial purchase price of the Bond paid by the U.S. Holder.

Gain or loss recognized on the sale, exchange, retirement, redemption or other taxable disposition of a Bond generally will be capital gain or loss, and generally will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition the Bond has been held for more than one year. For individuals and other noncorporate U.S. Holders, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Tax on Net Investment Income

A 3.8% tax is imposed on the “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) of certain individuals, trusts and estates, if their adjusted gross income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” and (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in most other cases). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income,” and (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins (for taxable years beginning in 2018, $12,500).

For these purposes, “net investment income” will generally include interest on and net gain attributable to the disposition of property (including interest paid on and gain from the sale, exchange, redemption, retirement or other taxable disposition of a Bond) unless the interest income is derived from, or the gain is with respect to property held for use in, a trade or business, other than a trade or business that consists of certain passive or trading activities, and certain other types of income, reduced by permitted deductions properly allocable to the income or gain. Prospective U.S. Holders should consult their own tax advisors regarding the implications of this net investment income tax based upon their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain noncorporate U.S. Holders. Generally, we must report annually to the IRS the amount of interest that we have paid to a U.S. Holder and the amount of tax that we withheld on that interest. In addition, backup withholding may be required on such payments unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules or such U.S. Holder otherwise establishes an exemption.

The current rate of backup withholding is 24.1% of the amount paid (whether as interest, principal or gross proceeds from sale). Backup withholding generally does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will generally be allowed as a credit against a U.S. Holder’s federal income tax liability, if any, or a refund may be obtained if amounts withheld exceed a U.S. Holder’s federal income tax liability and such U.S. Holder timely provides the required information or appropriate claim form to the IRS.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will generally apply to a Non-U.S. Holder. As used herein, the term Non-U.S. Holder means a beneficial owner of Bonds that is an individual, corporation, estate or trust (other than a grantor trust) for U.S. federal income tax purposes and that is not a U.S. Holder.

Interest

Subject to the discussion below under “—Effectively Connected Income,” “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” all payments of interest on the Bonds made to a Non-U.S. Holder will be exempt from U.S. federal withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, and (iv) either (A) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), for individuals, or IRS Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), for entities, as appropriate (or a suitable substitute or applicable successor form) that it is not a United States person, (as defined in the Code) and provides its name, address, and U.S. taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Bonds on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (A) has been received from the Non-U.S. Holder, and furnishes a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above, generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Bonds. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Bonds is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, if the Non-U.S. Holder furnishes a properly completed and executed IRS Form W-8BEN, or IRS Form W-8BEN-E, as appropriate (or a suitable substitute form or applicable successor form), claiming the reduction or exemption under the benefits of such income tax treaty and complies with any other applicable procedures.

Disposition of a Bond

Subject to the discussion below under “—Effectively Connected Income,” “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of Bonds (except to the extent proceeds are attributable to accrued but unpaid interest, in which case the above rules regarding interest would apply) unless the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met. If a Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption, retirement or other taxable disposition of a note, then such Non-U.S. Holder generally will be subject to United States federal income tax at a flat rate of 30% (unless a lower rate applies under an applicable income tax treaty) on any such realized gain, which may be offset by capital losses allocable to sources within the United States.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Bonds or gain realized on a taxable disposition of Bonds is effectively connected with the conduct of such trade or business (and, generally, if an income tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax discussed above under “—Interest” (provided that the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI or substantially similar substitute form). In addition, the Non-U.S. Holder, generally will be required to file a U.S. federal income tax return and generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if it were a U.S. Holder (unless an applicable treaty provides otherwise). In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of a dividend equivalent amount deemed to have been remitted from the United States out of its effectively connected earnings and profits for the taxable year.

Information Reporting and Backup Withholding

The amount of interest paid to each Non-U.S. Holder and the tax withheld with respect to such interest, if any, will be reported annually to the IRS, even if such Non-U.S. Holder is exempt from the 30% withholding tax described above. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information exchange agreement.

Information reporting and, depending on the circumstances, backup withholding, generally will apply to interest paid with respect to and the proceeds of a disposition of Bonds effected within the United States or through certain U.S.-related financial intermediaries by a Non-U.S. Holder, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a “United States person” (and the payor does not have actual knowledge or reason to know that it is a United States person) or otherwise establishes an exemption from such requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their own advisors regarding the application of U.S. federal withholding and backup withholding in their particular circumstance and the availability of, and procedure for, obtaining an exemption from, or refund of, withholding and backup withholding under the Code and current Treasury regulations.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code, as modified by U.S. Treasury regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, FATCA) impose a U.S. federal withholding tax of 30% on interest income from, and the gross proceeds from a disposition of, debt obligations, such as the Bonds, paid to certain foreign entities unless various information reporting and diligence requirements are satisfied. This would generally apply in the case of debt obligations held through intermediaries that do not agree to satisfy such information reporting requirements. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its Bonds will affect the determination of whether such withholding is required. Under current IRS regulations and other guidance, FATCA applies to certain withholdable payments of interest to applicable non-compliant foreign entities and, after December 31, 2018, will apply to certain withholdable payments of gross proceeds arising from the disposition of debt instruments to applicable non-compliant foreign entities. We will not pay any additional amounts in respect of any amounts withheld under FATCA (or any other withholding tax provisions). Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Prospective holders of the Bonds should consult their tax advisors regarding the implications of FATCA on their ownership and disposition of the Bonds.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders of the Bonds should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of Bonds, including the tax consequences under state, local, foreign and other tax laws, any applicable tax treaties and the possible effects of changes in United States or other tax laws.

UNDERWRITING

We are selling the Bonds to the underwriters named in the table below pursuant to an underwriting agreement dated the date hereof, and each of the underwriters has severally agreed to purchase from us the respective amount of the Bonds set forth opposite its name below:

Underwriter	Principal Amount
Mizuho Securities USA LLC	$81,250,000
U.S. Bancorp Investments, Inc.	81,250,000
Wells Fargo Securities, LLC	81,250,000
PNC Capital Markets LLC	45,500,000
BNY Mellon Capital Markets, LLC	16,250,000
Academy Securities, Inc.	6,500,000
C.L. King & Associates, Inc.	6,500,000
Samuel A. Ramirez & Company, Inc.	6,500,000

Total	$325,000,000

The obligations of the several underwriters to purchase the Bonds are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the Bonds if they purchase any of the Bonds. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of Bonds may be terminated. The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

We expect to deliver the Bonds on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T + 5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the Bonds initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Bonds to the public at the public offering price on the cover page of this prospectus supplement, and may offer the Bonds to dealers at that price less a concession not to exceed 0.500% of the principal amount of the Bonds. The underwriters may allow, and the dealers may re-allow, a discount not to exceed 0.350% of the principal amount of the Bonds. After the initial public offering, the public offering price and other selling terms may be changed.

Our expenses associated with the offer and sale of the Bonds, excluding the underwriting discount, are estimated to be approximately $600,000 and will be payable by us.

New Issue of Bonds

The Bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the Bonds on any securities exchange. The underwriters have advised us that they intend to make a market in the Bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Bonds, the ability of the holders to sell their Bonds or the price at which holders will be able to sell their Bonds.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the Bonds. These transactions may include purchases for the purpose of fixing or maintaining the price of the Bonds.

The underwriters may create a short position in the Bonds in connection with the offering. That means they sell a larger principal amount of the Bonds than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase Bonds in the open market to reduce the short position.

If the underwriters purchase the Bonds to stabilize the price or to reduce their short position, the price of the Bonds could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the Bonds and any of such transactions may be discontinued at any time without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The Bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds may not be circulated or distributed, nor may the Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to

Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The Bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Taiwan

The Bonds have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Bonds in Taiwan.

Switzerland

The Bonds may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. Accordingly, this prospectus and any accompanying prospectus do not constitute a prospectus within the meaning of, and have been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the company or the Bonds have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of Bonds will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Bonds has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Bonds.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Bonds for us, and certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting of PECO Energy Company) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Exelon, Generation, ComEd, PECO, BGE, Pepco Holdings LLC, Pepco, DPL and ACE file combined reports under the Exchange Act. Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to PECO is incorporated by reference in this prospectus supplement and the accompanying prospectus. PECO does not make any representation as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than PECO in determining whether to invest in the Bonds. You can also find more information about us from the sources described below under “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2017.

•	PECO’s Current Report on Form 8-K filed with the SEC on January 5, 2018.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectus incorporate). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus supplement and the accompanying prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement or the accompanying prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Debt Securities

COMMONWEALTH EDISON COMPANY

Debt Securities

PECO ENERGY COMPANY

Debt Securities

BALTIMORE GAS AND ELECTRIC COMPANY

Debt Securities

POTOMAC ELECTRIC POWER COMPANY

Debt Securities

DELMARVA POWER & LIGHT COMPANY

Debt Securities

ATLANTIC CITY ELECTRIC COMPANY

Debt Securities

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	debt securities

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	debt securities

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	debt securities

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	debt securities

Potomac Electric Power Company (Pepco) may use this prospectus to offer and sell from time to time:

•	debt securities

Delmarva Power & Light Company (DPL) may use this prospectus to offer and sell from time to time:

•	debt securities

Atlantic City Electric Company (ACE) may use this prospectus to offer and sell from time to time:

•	debt securities

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL or ACE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

•	Pepco with respect to Securities issued by Pepco.

•	DPL with respect to Securities issued by DPL.

•	ACE with respect to Securities issued by ACE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE include those factors discussed herein, as well as the items discussed in (1) the combined 2016 Annual Report on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24; and (2) other factors discussed in filings with the SEC by each of the registrants.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE as applicable, for the year ended December 31, 2016, filed with the SEC on February 13, 2017. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO, BGE Pepco, DPL and ACE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

EXELON GENERATION COMPANY, LLC

Generation, one of the largest competitive electric generation companies in the United States as measured by owned and contracted MW, physically delivers and markets power across multiple geographic regions through its customer-facing business, Constellation. Constellation sells electricity and natural gas, including renewable energy, in competitive markets to both wholesale and retail customers. The retail sales include commercial, industrial and residential customers. Generation leverages its energy generation portfolio to ensure delivery of energy to both wholesale and retail customers under long-term and short-term contracts, and in wholesale power markets. Generation operates in well-developed energy markets and employs an integrated hedging strategy to manage commodity price volatility. Generation’s fleet provides geographic and supply source diversity. These factors help Generation mitigate the challenging conditions emanating from competitive energy markets. Generation’s customer facing activities foster development and delivery of other innovative energy-related products and services for its customers. Generation’s customers include distribution utilities, municipalities, cooperatives, financial institutions, and commercial, industrial, governmental, and residential customers in competitive markets. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Power Regions not considered individually significant.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon Corporation (Exelon) separated its generation and other competitive businesses from its regulated energy delivery businesses at Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO). Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301  Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

POTOMAC ELECTRIC POWER COMPANY

Pepco’s energy delivery business consists of the Purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

Pepco was incorporated in the District of Columbia in 1896 and Virginia in 1949. Pepco’s principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

DELMARVA POWER & LIGHT COMPANY

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of Maryland and Delaware, and the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services in northern Delaware.

DPL was incorporated in Delaware in 1909 and Virginia in 1979. DPL’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

ATLANTIC CITY ELECTRIC COMPANY

ACE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of southern New Jersey.

ACE was incorporated in New Jersey in 1924. ACE’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.4	2.6	2.7	3.2	2.0

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to combined fixed charges and preference security dividends	2.3	2.5	2.7	3.2	2.0

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.6	3.3	2.7	3.4	2.1

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	3.0	1.7	3.1	3.1	2.4

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	4.9	5.6	5.0	5.4	5.6

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.0	3.6	3.8	4.7	4.7

Pepco

The following are Pepco’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.7	2.9	3.0	3.1	1.5

DPL

The following are DPL’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	3.3	3.7	4.2	3.3	1.2

ACE

The following are ACE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.7	2.1	2.1	2.1	0.3	(a)

(a)	The ratio coverage was less than 1:1. ACE required additional earnings of $49 million to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon and Generation incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports (which contain explanatory paragraphs on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the ConEdison Solutions business acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment (where applicable) of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of ComEd, PECO, BGE, Pepco, DPL and ACE incorporated in this prospectus by reference to the combined Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO, BGE, Pepco, DPL and ACE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad

Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street - 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on October 10, 2000, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on March 10, 2017, April 3, 2017 and April 3, 2017.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2016; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on March 10, 2017 and April 3, 2017.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2016.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2016.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2016.

Potomac Electric Power Company (Exchange Act File No. 001-01072)

•	Pepco’s Annual Report on Form 10-K for the year ended December 31, 2016.

Delmarva Power & Light Company (Exchange Act File No. 001-01405)

•	DPL’s Annual Report on Form 10-K for the year ended December 31, 2016.

Atlantic City Electric Company (Exchange Act File No. 001-03559)

•	ACE’s Annual Report on Form 10-K for the year ended December 31, 2016.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$325,000,000

PECO Energy Company

First and Refunding Mortgage Bonds, 3.900% Series due 2048

PROSPECTUS SUPPLEMENT

February 15, 2018

Joint Book-Running Managers

Mizuho Securities

US Bancorp

Wells Fargo Securities

PNC Capital Markets LLC

Senior Co-Manager

BNY Mellon Capital Markets, LLC

Co-Managers

Academy Securities

C.L. King & Associates

Ramirez & Co., Inc.